Exhibit 10(b)

EXECUTION COPY

PURCHASE AND CONTRIBUTION AGREEMENT

Dated as of December 27, 2002

Between

EDS INFORMATION SERVICES L.L.C.

as Seller and Collection Agent

and

LEGACY RECEIVABLES LLC

as Purchaser

i

SCHEDULES

SCHEDULE I    Excluded Contracts and Excluded Receivables

EXHIBITS

EXHIBIT A    Credit and Collection Policy

EXHIBIT B    Lock-Box Banks

EXHIBIT C    Form of Promissory Note for Deferred Purchase Price

EXHIBIT D    Form of Promissory Note for Purchaser Loans

ii

PURCHASE AND CONTRIBUTION AGREEMENT

Dated as of December 27, 2002

EDS INFORMATION SERVICES L.L.C., a Delaware limited liability company (“EIS”), as Seller and Collection Agent, and LEGACY RECEIVABLES LLC, a Delaware limited liability company (the “Purchaser”), agree as follows:

PRELIMINARY STATEMENTS.    (1)  Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

(2)  The Seller has Receivables that it wishes to sell to the Purchaser, and the Purchaser is prepared to purchase such Receivables on the terms set forth herein.

(3)  The Seller may also wish to contribute Receivables to the capital of the Purchaser on the terms set forth herein.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01    Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adverse Claim” means a lien, security interest, or other charge or encumbrance, or any other type of preferential arrangement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or executive officer of such Person.

“Agent” means Citicorp North America, Inc., in its capacity as agent under the Sale Agreement.

“Alternate Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(a)  the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time as Citibank, N.A.’s base rate;

(b)  1/2 of one percent above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank, N.A. on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank, N.A. from three New York certificate of deposit dealers of recognized standing selected by Citibank, N.A., in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent; and

(c)  the Federal Funds Rate.

“Approved Government Contract” means a contract giving rise to U.S. Government Receivables; provided that the Collection Agent or the Seller shall have notified Purchaser and the Agent in writing that it wishes to include as Transferred Receivables U.S. Government Receivables arising under such contract and shall have provided Purchaser and the Agent with a description of such contract and Purchaser or its designee shall have approved such request; and provided, further, that an Approved Government Contract shall not include a special access program contract, sensitive compartmented information contract or other contract for which the United States government has restricted disclosure of information regarding the existence or funding of the contract.

“Assignment of Claims Act” means (i) 31 U.S.C. § 3727 and 41 U.S.C. § 15, in each case as amended and (ii) any rule, regulation or interpretation issued in conjunction therewith.

“Assignment of Claims Documents” means (i) a duly completed, fully executed, witnessed and notarized

“Instrument of Assignment of Claims” in the form prescribed by the Assignment of Claims Act and (ii) a duly completed and fully executed (including the acknowledgment of the governmental contracting officer) “Notice of Assignment of Claims” in the form prescribed by the Assignment of Claims Act, in each case with such modifications as may be necessary or advisable to obtain approval of the relevant government agency.

“Business Day” means any day on which banks are not authorized or required to close in New York City.

“Collection Agent” means at any time the Person then authorized pursuant to Section 6.01 to service, administer and collect Transferred Receivables.

“Collection Agent Fee” has the meaning specified in Section 6.03.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, and all funds deemed to have been received by the Seller or any other Person as a Collection pursuant to Section 2.04.

“Contract” means an agreement between the Seller and a customer of the Seller, EDS and a customer of EDS, or the Seller and EDS jointly and a joint customer, as the same may be amended, modified or restated from time to time, pursuant to or under which the Seller, EDS or the Seller and EDS jointly, as the case may be, shall be entitled to payment from the customer for merchandise sold or services rendered from time to time and which shall constitute all such agreements which are either (i) in force and effect on the date hereof except for those agreements identified as Excluded Contracts in Part I of Schedule I or (ii) entered into after the date hereof; provided, that the Seller shall have the right to exclude (A) agreements entered into after the date hereof that are (or are expected to be) subject to other financing arrangements by providing written notice to the Purchaser or its designee within 90 days after the execution of each such agreement (it being understood that if notice is provided after the execution of any such agreement, the outstanding Transferred Receivables shall include the Receivables arising thereunder from and after the execution of such agreement until receipt of such notice), and (B) agreements to which the Seller, EDS or the Seller and EDS jointly, as the case may be, are no longer parties after the divestiture of any such agreement in connection with the disposition by the Seller or EDS of any portion of its business, by providing written notice to the Purchaser or its designee at least three Business Days prior to such divestiture, which notice, in the case of both clause (A) and clause (B), shall include an amended Schedule I listing all excluded agreements; provided, further, that (x) once an agreement becomes a Contract, it may thereafter cease to be a Contract only upon mutual agreement between the Seller and the Purchaser or its designee and (y) once an agreement is excluded, it may thereafter become a Contract only upon mutual agreement between the Seller and the Purchaser or its designee.

“Contributed Receivable” has the meaning specified in Section 2.06.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Seller in effect on the date of this Agreement applicable to the Receivables and described in Exhibit A hereto, as modified in compliance with this Agreement.

“Debt” means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

“Defaulted Receivable” means a Receivable:

(i)  as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment;

(ii)  as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(g); or

(iii)  which, consistent with the Credit and Collection Policy, would be written off EDS’ or the Seller’s books as uncollectible.

“Deferred Purchase Price” means the portion of the Purchase Price of Purchased Receivables purchased on any Purchase Date exceeding the amount of the Purchase Price under Section 2.02 to be paid in cash, which portion when added to the cumulative amount of all previous Deferred Purchase Prices (after giving effect to any payments made on account thereof) shall not exceed 55% of the Outstanding Balance of the Transferred Receivables. The obligations of the Purchaser in respect of the Deferred Purchase Price shall be evidenced by the Purchaser’s subordinated promissory note in the form of Exhibit C hereto.

“Deposit Account Acknowledgment Agreement” has the meaning assigned to that term in the Sale Agreement.

“Diluted Receivable” means that portion (and only that portion) of any Receivable by which the Receivable is either (i) reduced or canceled as a result of (A) any defective, rejected or returned merchandise or services or any failure by the Seller or EDS, as the case may be, to deliver any merchandise or provide any services or otherwise to perform under the underlying Contract, (B) any change in the terms of or cancellation of, a Contract or any cash discount, discount for quick payment or other adjustment by the Seller or EDS, as the case may be, which reduces the amount payable by the Obligor on the related Receivable (except any such change or cancellation resulting from or relating to the financial inability to pay or insolvency of the Obligor of such Receivable) or (C) any set-off by an Obligor in respect of any claim by such Obligor as to amounts owed by it on the related Receivable (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (ii) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof), if such dispute, offset, counterclaim or defense remains unresolved for more than 60 days, but if within such 60 day period the Obligor thereof has held back payment on account thereof, then such portion of the Receivable shall immediately constitute a Diluted Receivable; provided, that Diluted Receivables are calculated assuming that all chargebacks are resolved in the Obligor’s favor.

“Dilution” means, with respect to any Receivable, the aggregate amount of any reductions or adjustments in the Outstanding Balance of such Receivable as a result of any defective, rejected, or returned merchandise or services or any cash discount, discount for quick payment or other adjustment or setoff.

“Discount” means, in respect of each Purchase, 1.0% of the Outstanding Balance of the Receivables that are the subject of such Purchase; provided, however, the foregoing Discount may be revised prospectively by request of either of the parties hereto to reflect changes in recent experience with respect to write-offs, timing and cost of Collections and cost of funds, provided that such revision is consented to by both of the parties (it being understood that each party agrees to duly consider such request but shall have no obligation to give such consent).

“EDS” means Electronic Data Systems Corporation, a Delaware corporation.

“EDS Contribution Agreement” means the Contribution Agreement and Assignment, dated as of the date hereof, between EDS and EIS, as the same may be amended or restated from time to time, pursuant to which EIS will acquire Receivables, Related Security and Collections related thereto (or interests therein) from EDS by contribution to the capital of EIS.

“Eligible Receivable” means a Receivable:

(i)  the Obligor of which is a United States resident, is not an Affiliate of any of the parties hereto, is not a state or local government or a state or local governmental subdivision or agency of the states of Hawaii, Minnesota, Montana, New Mexico or New York;

(ii)  the Obligor of which is not a U.S. Government Obligor, unless as to any U.S. Government Receivable,(A) such Receivable is an obligation which constitutes the full faith and credit obligation of the United States, (B) such Receivable arises out of an Approved Government Contract and (C) the Collection Agent or the Seller shall have delivered to the

Purchaser or its designee the Assignment of Claims Documents with respect to the Contract out of which such Receivable arises;

(iii)  which, at the time of the transfer thereof to the Purchaser under this Agreement, is not a Defaulted Receivable and, if the Obligor is one of the 20 Obligors whose outstanding Transferred Receivables have the greatest aggregate Outstanding Balances of the then aggregate outstanding Transferred Receivables, such Obligor is not the Obligor of any Defaulted Receivables which in the aggregate constitute 10% or more of the aggregate Outstanding Balance of all Receivables of such Obligor;

(iv)  which, according to the Contract related thereto, is required to be paid in full within 60 days of the original billing date therefor;

(v)  which is an obligation representing all or part of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended, and the nature of which is such that its purchase with the proceeds of notes would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

(vi)  which is an “account” within the meaning of Article 9 of the UCC of the applicable jurisdictions;

(vii)  which is denominated and payable only in United States dollars in the United States;

(viii)  which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable and is not subject to any Adverse Claim or any current, known dispute that could result in the reduction, cancellation, non-payment, adverse change in timing or other adverse change in the payment terms of such Receivable, offset, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor);

(ix)  which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which the Seller or EDS, as the case may be, is not in violation of any such law, rule or regulation in any material respect;

(x)  which arises under a Contract under which the rights to payment of the amounts owing thereunder by the Obligor may be legally transferred without the consent of the Obligor;

(xi)  which was generated in the ordinary course of the Seller’s and/or EDS’ business, as the case may be;

(xii)  which, at the time of the transfer of such Receivable under this Agreement, has not been extended, rewritten or otherwise modified from the original terms thereof (except as permitted by Section 6.02(c));

(xiii)  the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation;

(xiv)  which (A) satisfies all applicable requirements of the Credit and Collection Policy and (B) complies with such other criteria and requirements (other than those relating to the collectibility of such Receivable) as the Purchaser or its designee and the Seller may agree;

(xv)  as to which, at or prior to the later of the date of this Agreement and the date such Receivable is created, the Purchaser or its designee has not notified the Seller that such Receivable (or class of Receivables or Receivables due from designated Obligors) for credit reasons is no longer acceptable for purchase hereunder; and

(xvi)  as to which the Seller or EDS, as the case may be, has satisfied and fully performed all obligations required to be fulfilled by it in order for the Obligor to be obligated to make payment thereunder and has rendered an invoice.

“EPC” means EDS Properties Corporation, a Delaware corporation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Event of Termination” has the meaning specified in Section 7.01.

“Facility Termination Date” means the earliest of (i) December 23, 2005, (ii) the date determined pursuant to Section 7.01 and (iii) the date which the Seller designates by at least five Business Days’ notice to the Purchaser.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Citibank, N.A. from three Federal funds brokers of recognized standing selected by it.

“General Trial Balance” of the Seller on any date means the Seller’s accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) on such date, listing Obligors and the Receivables respectively owed by such Obligors on such date together with the aged Outstanding Balances of such Receivables, in form and substance reasonably satisfactory to the Purchaser.

“Incipient Bankruptcy Event of Termination” means an event under Section 7.01(g) that but for notice or lapse of time or both would constitute an Event of Termination.

“Incipient Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Indemnified Amounts” has the meaning specified in Section 8.01.

“Indemnified Party” has the meaning specified in Section 8.01.

“Lock-Box Account” means a post office box administered by a Lock-Box Bank or an account maintained at a Lock-Box Bank and maintained for the purpose of receiving Collections.

“Lock-Box Agreement” means an agreement among the Seller, the Purchaser (or its assignees or designees) and any Lock-Box Bank in form and substance satisfactory to the Purchaser (or its assignees or designees).

“Lock-Box Bank” means any of the banks holding one or more Lock-Box Accounts.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof. Sales or use tax and any other taxes, expense reimbursements, out-of-pocket expenses and other expenses which may be billed in connection with a Receivable are not included in the Outstanding Balance.

“Person” means an individual, partnership, corporation (including a business trust or statutory trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Purchase” means a purchase by the Purchaser of Receivables from the Seller pursuant to Article II.

“Purchase Date” means each day on which a Purchase is made pursuant to Article II.

“Purchase Price” for any Purchase means an amount equal to the Outstanding Balance of the Receivables that are the subject of such Purchase as set forth in the Seller’s General Trial Balance, minus the Discount for such Purchase.

“Purchased Receivable” means any Receivable which is purchased by the Purchaser pursuant to Section 2.02.

“Purchaser Loan” means any loan made by the Purchaser, at its option, to the Seller, upon the Seller’s request, provided that (a) the aggregate principal amount at any one time outstanding of Purchaser Loans shall not exceed $100,000,000, and (b) no such Purchaser Loans may be made if an Event of Termination or an Incipient Event of Termination has occurred and is continuing, or would occur after giving effect thereto, or if any amounts are outstanding under the Deferred Purchase Price. Purchaser Loans made by the Purchaser hereunder shall be evidenced by the promissory note of the Seller in substantially the form of Exhibit D hereto.

“Receivable” means the indebtedness of any Obligor resulting from the provision or sale of merchandise or services by the Seller, EDS or the Seller and EDS jointly, as the case may be, under a Contract (whether constituting an account, instrument, chattel paper or general intangible) as evidenced by an invoice or other statement that an amount is due and owing under such Contract, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect to that indebtedness.

“Related Security” means with respect to any Receivable:

(i)  to the extent such Receivable was originated solely by EDS or jointly by EDS and the Seller, the EDS Contribution Agreement;

(ii)  all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements filed against an Obligor describing any collateral securing such Receivable;

(iii)  all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(iv)  all books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor, but not including any Contract or any agreement or correspondence relating to that Contract other than correspondence relating to the payment of amounts owing by the Obligor under that Contract.

“Sale Agreement” means that certain Receivables Purchase Agreement, dated as of the date hereof, among the Purchaser, as seller, CIESCO L.P. and Corporate Asset Funding Company, Inc., as purchasers, Citibank, N.A., Citicorp North America, Inc., as agent, EDS, and EIS, as originator and collection agent, as amended or restated from time to time.

“Seller Report” means a report, in form and substance reasonably satisfactory to the Purchaser, furnished by the Collection Agent to the Purchaser pursuant to Section 6.02(b).

“Settlement Date” means the 12th Business Day of each month; provided, however, that following the occurrence of an Event of Termination, Settlement Dates shall occur on such days as are selected from time to time by the Purchaser or its designee in a written notice to the Collection Agent.

“Third Party Payments” means the receivables identified as Excluded Receivables in Part II of Schedule I.

“Transferred Receivable” means a Purchased Receivable or a Contributed Receivable.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Undertaking (Originator)” has the meaning assigned to that term in the Sale Agreement.

“Undertakings” has the meaning assigned to that term in the Sale Agreement.

“U.S. Government Obligor” means the United States government or any federal governmental department or agency of the United States.

“U.S. Government Receivable” means any Receivable the Obligor of which is a U.S. Government Obligor.

SECTION 1.02    Other Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

ARTICLE II

AMOUNTS AND TERMS OF PURCHASES AND CONTRIBUTIONS

SECTION 2.01    Facility.  On the terms and conditions hereinafter set forth and without recourse to the Seller (except to the extent specifically provided herein), the Seller may at its option sell and/or contribute to the Purchaser all Receivables owned by it, and the Purchaser may at its option purchase or accept as a contribution from the Seller all such Receivables from time to time, in each case during the period from the date hereof to the Facility Termination Date.

SECTION 2.02    Making Purchases.

(a)  Initial Purchase.  The Seller shall give the Purchaser at least one Business Day’s notice of its request for the initial Purchase hereunder, which request shall specify the date of such Purchase (which shall be a Business Day) and the proposed Purchase Price for such Purchase. The Purchaser shall promptly notify the Seller whether it has determined to make such Purchase. On the date of such Purchase, the Purchaser shall, upon satisfaction of the applicable conditions set forth in Article III, pay the Purchase Price for such Purchase in the manner provided in Section 2.02(c).

(b)  Subsequent Purchases.  On each Business Day following the initial Purchase, unless the Seller shall notify the Purchaser or the Purchaser shall notify the Seller to the contrary, the Seller shall sell to the Purchaser and the Purchaser shall purchase from the Seller, upon satisfaction of the applicable conditions set forth in Article III, all Receivables of the Seller (whether originated by the Seller, originated jointly by EDS and the Seller and as to which EDS has contributed its interest to the Seller, or originated by EDS and contributed to the Seller) which have not previously been sold or contributed to the Purchaser; provided, however, that the Seller may, at its option on any Purchase Date, contribute all or any of such Receivables to the Purchaser pursuant to Section 2.06, instead of selling such Receivables to the Purchaser pursuant to this Section 2.02(b). The Purchaser shall pay the Purchase Price for such Purchase in the manner provided in Section 2.02(c).

(c)  Payment of Purchase Price.  The Purchase Price for the initial Purchase shall be paid on the Purchase Date of the initial Purchase and for each Purchase thereafter shall be paid on or within five Business Days after the Purchase Date therefor by means of any one or a combination of the following: (i) a deposit in same day funds to an account designated by the Seller, (ii) an increase in the Deferred Purchase Price (subject at all times to the limitations contained in the definition thereof), or (iii) a credit against interest and/or principal owed by the Seller with respect to any Purchaser Loan. The allocation of the Purchase Price as among such methods of payment shall be subject in each instance to the approval of the Purchaser and the Seller.

(d)  Ownership of Receivables and Related Security.  On each Purchase Date, after giving effect to the Purchase (and any contribution of Receivables) on such date, the Purchaser shall own all Receivables originated by the Seller, EDS or the Seller and EDS jointly, as the case may be, as of such date (including Receivables which have been previously sold or contributed to the Purchaser hereunder). The Purchase or contribution of any Receivable shall include all Related Security with respect to such Receivable.

SECTION 2.03    Collections.  (a)  The Collection Agent shall, on each Settlement Date, deposit into an account of the Purchaser or its assignee all Collections of Transferred Receivables then held by the Collection Agent.

(b)  In the event that the Seller believes that Collections which are not Collections of Transferred Receivables transferred by it hereunder have been deposited into an account of the Purchaser or its assignee, the Seller shall so advise the Purchaser and, on the Business Day following such identification, the Purchaser shall remit, or shall cause to be remitted, all Collections so deposited which are identified, to the Purchaser’s reasonable satisfaction, to be Collections of Receivables which are not Transferred Receivables to the Seller.

(c)  On each Settlement Date, the Purchaser shall pay to the Seller accrued interest on the Deferred Purchase Price and the Purchaser may, at its option, prepay in whole or in part the principal amount of the Deferred Purchase Price; provided that each such payment shall be made solely from (i) Collections of Transferred Receivables after all other amounts then due from the Purchaser under the Sale Agreement have been paid in full and all amounts then required to be set aside by the Purchaser or the Collection Agent under the Sale Agreement have been so set aside or (ii) excess cash flow from operations of the Purchaser which is not required to be applied to the payment of other obligations of the Purchaser; and provided further, that no such payment shall be made at any time when an Event of Termination shall have occurred and be continuing. At such time following the Facility Termination Date when all Capital, Yield and other amounts owed by the Purchaser under the Sale Agreement shall have been paid in full, the Purchaser shall apply, on each Settlement Date, all Collections of Transferred Receivables received by the Purchaser pursuant to Section 2.03(a) (and not previously distributed) first to the payment of accrued interest on the Deferred Purchase Price, and then to the reduction of the principal amount of the Deferred Purchase Price.

SECTION 2.04    Settlement Procedures.  (a)  If on any day a Transferred Receivable becomes (in whole or in part) a Diluted Receivable, the Seller shall be deemed to have received on such day a Collection of such Transferred Receivable in the amount of such Diluted Receivable. If the Seller is not the Collection Agent, the Seller shall pay to the Collection Agent on or prior to the next Settlement Date all amounts deemed to have been received pursuant to this subsection.

(b)  Upon discovery by the Seller or the Purchaser of a breach of any of the representations and warranties made by the Seller in Section 4.01(j) with respect to any Transferred Receivable, such party shall give prompt written notice thereof to the other party, as soon as practicable and in any event within five Business Days following such discovery. The Seller shall, upon not less than two Business Days’ notice from the Purchaser or its assignee or designee, repurchase such Transferred Receivable on the next succeeding Settlement Date for a repurchase price equal to the Outstanding Balance of such Transferred Receivable. Each repurchase of a Transferred Receivable shall include the Related Security with respect to such Transferred Receivable. The proceeds of any such repurchase shall be deemed to be a Collection in respect of such Transferred Receivable. If the Seller is not the Collection Agent, the Seller shall pay to the Collection Agent on or prior to the next Settlement Date the repurchase price required to be paid pursuant to this subsection.

(c)  Except as stated in subsection (a) or (b) of this Section 2.04 or as otherwise required by law or the underlying Contract, all Collections from an Obligor of any Transferred Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables.

SECTION 2.05    Payments and Computations, Etc.  (a)  All amounts to be paid or deposited by the Seller or the Collection Agent hereunder shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in same day funds to an account or accounts designated by the Purchaser from time to time, which accounts, during the existence of the Sale Agreement, shall be those set forth in the Sale Agreement.

(b)  The Seller shall, to the extent permitted by law, pay to the Purchaser interest on any amount not paid or deposited by the Seller (whether as Collection Agent or otherwise) when due hereunder at an interest rate per annum equal to 2.0% per annum above the Alternate Base Rate, payable on demand.

(c)  All computations of interest and all computations of fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

SECTION 2.06    Contributions.  The Seller may from time to time at its option, by notice to the Purchaser on or prior to the date of the proposed contribution, identify Receivables which it proposes to contribute to the Purchaser as a capital contribution. On the date of each such contribution and after giving effect thereto, the Purchaser shall own the Receivables so identified and contributed (collectively, the “Contributed Receivables”) and all Related Security with respect thereto. The foregoing notwithstanding, on the date of the initial Purchase hereunder, the Seller agrees to contribute to the Purchaser all Receivables which are not included in such initial Purchase.

ARTICLE III

CONDITIONS OF PURCHASES

SECTION 3.01    Conditions Precedent to Initial Purchase from the Seller.  The initial Purchase of Receivables from the Seller hereunder is subject to the conditions precedent that the Purchaser shall have received on or before the date of such Purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Purchaser:

(a)  Evidence that an authorized officer of the Seller has, pursuant to delegated authority, approved this Agreement and certified copies of all documents evidencing other necessary limited liability company action and governmental approvals, if any, with respect to this Agreement.

(b)  A certificate of the Secretary or Assistant Secretary of the Seller certifying the names and true signatures of its officers authorized to sign this Agreement and the other documents to be delivered by it hereunder.

(c)  Acknowledgment copies or time stamped receipt copies of proper financing statements, duly filed on or before the date of the initial Purchase under the UCC of all jurisdictions that the Purchaser may deem necessary or desirable in order to perfect (i) the Seller’s ownership of and security interest in the Receivables Related Security and the Collections related thereto (or interests therein) contributed by EDS to the Seller pursuant to the EDS Contribution Agreement, and (ii) the Purchaser’s ownership of and security interest in the Transferred Receivables, Related Security and Collections related thereto (or interest therein).

(d)  Acknowledgment copies or time stamped receipt copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Transferred Receivables, Related Security and any right to payment of any Transferred Receivable arising under a Contract or any Contract (to the extent Transferred

Receivables arise under such Contract) previously granted by the Seller.

(e)  Completed requests for information, dated on or before the date of such initial Purchase, listing all effective financing statements filed in the jurisdictions referred to in subsection (c) above that name the Seller as debtor, together with copies of such financing statements (none of which shall cover any Transferred Receivables, Related Security or any Contract (to the extent Transferred Receivables arise under such contract)).

(f)  A favorable opinion of Hughes & Luce, L.L.P., counsel for the Seller and EPC, in form and substance satisfactory to the Purchaser, as to such matters as the Purchaser may reasonably request.

(g)  (i)  The Deposit Account Acknowledgment Agreement and (ii) the Lock-Box Agreement in respect of the Lock-Box Account maintained with Bank of America, N.A.

(h)  Executed copies of the Undertakings.

(i)  An executed copy of the EDS Contribution Agreement.

SECTION 3.02    Conditions Precedent to All Purchases.  Each Purchase (including the initial Purchase) hereunder shall be subject to the further conditions precedent that:

(a)  With respect to any such Purchase, on or prior to the date of such Purchase, the Seller shall have delivered to the Purchaser, (i) if requested by the Purchaser, the Seller’s General Trial Balance (which if in magnetic tape or diskette format shall be compatible with the Purchaser’s computer equipment) as of a date not more than 31 days prior to the date of such Purchase, and (ii) a written report identifying, among other things, the Receivables to be included in such Purchase and such additional information concerning such Receivables as may reasonably be requested by the Purchaser;

(b)  With respect to any such Purchase, on or prior to the date of such Purchase, the Collection Agent shall have delivered to the Purchaser at least one Business Day prior to such Purchase, in form and substance satisfactory to the Purchaser, a completed Seller Report containing information covering the most recently ended reporting period as to which the Collection Agent is then required to deliver a Seller Report pursuant to Section 6.02(b);

(c)  The Seller, at its expense, shall have marked its master data processing records evidencing the Receivables which are the subject of such Purchase with a legend reasonably acceptable to the Purchaser, evidencing that such Receivables, the Related Security and Collections with respect thereto, have been sold in accordance with this Agreement; provided, however, that until September 30, 2003, the Seller may comply with such requirement to mark its records by placing a legend on its general ledger stating that such Receivables, the Related Security and Collections with respect thereto have been sold in accordance with the terms of this Agreement; and

(d)  On the date of such Purchase, the following statements shall be true (and the Seller, by accepting the Purchase Price for such Purchase, shall be deemed to have certified that):

(i)  The representations and warranties made by it and contained in Section 4.01 are correct on and as of the date of such Purchase as though made on and as of such date, unless such representations and warranties are made as to an earlier date, and

(ii)  No event has occurred and is continuing, or would result from such Purchase, that constitutes an Event of Termination or an Incipient Event of Termination, and

(iii)  The Purchaser shall not have delivered to the Seller a notice that the Purchaser shall not make any further Purchases hereunder, and

(iv)  The Seller shall have received by contribution from EDS pursuant to the EDS Contribution Agreement all of EDS’s Receivables arising prior to such date and existing on or arising after the date of this Agreement; and

(e)  the Purchaser shall have received such other approvals, opinions or documents as the Purchaser may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01    Representations and Warranties of the Seller.  The Seller represents and warrants as follows:

(a)  The Seller is a limited liability company formed, validly existing and in good standing under the laws of Delaware, and the Seller is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not have a material adverse effect on (i) the interests of the Purchaser hereunder, (ii) the collectibility of the Transferred Receivables, or (iii) the ability of the Collection Agent to perform its obligations hereunder.

(b)  The execution, delivery and performance by the Seller of this Agreement and the other documents to be delivered by it hereunder, including the Seller’s sale and contribution of Receivables hereunder and the Seller’s use of the proceeds of Purchases, (i) are within the Seller’s limited liability company powers,(ii) have been duly authorized by all necessary limited liability company action,(iii) do not contravene (1) the Seller’s certificate of formation or limited liability company agreement,(2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (except for the transfer of the Seller’s interest in the Transferred Receivables pursuant to this Agreement). This Agreement has been duly executed and delivered by the Seller.

(c)  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of this Agreement or any other document to be delivered by it hereunder.

(d)  This Agreement constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

(e)  Sales and contributions made pursuant to this Agreement will constitute a valid sale, transfer, and assignment of the Transferred Receivables to the Purchaser, enforceable against creditors of, and purchasers from, the Seller. The Seller shall have no remaining property interest in any Transferred Receivable after the sale or contribution thereof by the Seller to the Purchaser.

(f)  The consolidated balance sheets of EDS and its consolidated subsidiaries as at September 30, 2002, and the related consolidated statements of income and consolidated statement of cash flows of EDS and its consolidated subsidiaries for the nine months then ended, copies of which have been furnished to the Purchaser, fairly present the financial condition of EDS and its consolidated subsidiaries as at such date and the results of the operations of EDS and its consolidated subsidiaries for the nine month period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since September 30, 2002 there has been no material adverse change in the business, operations, property or financial or other condition of EDS.

(g)  There is no pending or threatened action, investigation or proceeding affecting the Seller or any of its subsidiaries before any court, governmental agency or arbitrator which is reasonably likely to materially adversely affect the financial condition or operations of EDS, the Seller or any of their respective subsidiaries or the ability of the Seller to perform its obligations under this Agreement, or which is reasonably likely to affect the legality, validity or enforceability of this Agreement.

(h)  No proceeds of any Purchase will be used by the Seller to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(i)  No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(j)  Each Transferred Receivable and the Related Security is owned (immediately prior to its sale or contribution hereunder) by the Seller free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser). When the Purchaser makes a Purchase, it shall acquire valid and perfected first priority ownership of each Purchased

Receivable, the Related Security and Collections related thereto (or interests therein) free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser), and no effective financing statement or other instrument similar in effect covering any Contract (under which Transferred Receivables arise, except with respect to any Contract to the extent that Contract is identified on Schedule I) or any Transferred Receivable or the Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Purchaser relating to this Agreement and those filed by the Seller pursuant to the EDS Contribution Agreement, or in connection with any Adverse Claim arising solely as the result of any action taken by the Purchaser. Each Receivable characterized in any Seller Report or other written statement made by or on behalf of the Seller as an Eligible Receivable is, as of the date of such Seller Report or other statement, an Eligible Receivable.

(k)  Each Seller Report (if prepared by the Seller, or to the extent that information contained therein is supplied by the Seller), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by the Seller to the Purchaser in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Purchaser at such time) as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(l)  The principal place of business and chief executive office of the Seller and the office where the Seller keeps its records concerning the Transferred Receivables are located at the address or addresses referred to in Section 5.01(b).

(m)  The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Exhibit B (as the same may be updated from time to time pursuant to Section 5.01(g)).

(n)  The Seller is not known by and does not use any tradename or doing-business-as name, other than “EDS”.

(o)  Each Receivable received from EDS shall have been acquired by the Seller from EDS as a contribution by EDS to the capital of the Seller.

(p)  The transfers of Transferred Receivables by the Seller to the Purchaser pursuant to this Agreement, and all other transactions between the Seller and the Purchaser, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of the Seller.

ARTICLE V

COVENANTS

SECTION 5.01    Covenants of the Seller.  From the date hereof until the first day following the Facility Termination Date on which all of the Transferred Receivables are either collected in full or become Defaulted Receivables:

(a)  Compliance with Laws, Etc.  The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its limited liability company existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications, and privileges would not materially adversely affect the collectibility of the Transferred Receivables or the ability of the Seller to perform its obligations under this Agreement. Without conceding that it is not on the date of this Agreement in good standing under the laws of the State of Texas, the Seller agrees to cure any failure to be in good standing within 30 days after the date hereof.

(b)  Offices, Records, Name and Organization.  The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Transferred Receivables at the address of the Seller set forth under its name on the signature page to this Agreement or, upon 30 days’ prior written notice to the Purchaser, at any other locations within the United States. The Seller will not change its name or its state of organization, unless (i) the Seller shall have provided the Purchaser with at least 30 days’ prior written notice thereof and (ii) no later than the effective date of such change, all actions required by Section 5.01(j) shall have been taken and completed. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Transferred Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary for the collection of all Transferred Receivables (including, without limitation, records adequate to permit the daily identification of each new Transferred Receivable and all Collections of and adjustments to each existing Transferred Receivable). The Seller shall make a notation in its books and records, including its computer files, to indicate which Receivables have been sold or contributed to the Purchaser hereunder.

(c)  Performance and Compliance with Contracts and Credit and Collection Policy.  The Seller will, and will cause EDS to, at the respective party’s expense, timely and fully perform and comply in all material respects with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Transferred Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Transferred Receivable and the related Contract.

(d)  Sales, Liens, Etc.  Except for the sales and contributions of Receivables contemplated herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Transferred Receivable, Related Security, related Contract (except to the extent that any part thereof is listed in Schedule I, as amended from time to time in accordance with the definition of the term “Contract” herein) or Collections, or upon or with respect to any account to which any Collections of any Transferred Receivable are sent, or assign any right to receive income in respect thereof.

(e)  Extension or Amendment of Transferred Receivables.  Except as provided in Section 6.02(c), the Seller will not extend, amend or otherwise modify the terms of any Transferred Receivable, or amend, modify or waive any term or condition relating to payment terms in any Contract.

(f)  Change in Business or Credit and Collection Policy.  The Seller will not make any change in the character of its business or in the Credit and Collection Policy that would, in either case, materially adversely affect the collectibility of the Transferred Receivables or the ability of the Seller to perform its obligations under this Agreement.

(g)  Change in Payment Instructions to Obligors.  The Seller will not add or terminate any bank or bank account as a Lock-Box Bank or Lock-Box Account from those listed in Exhibit B to this Agreement, or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box Bank, unless the Purchaser shall have received notice of such addition, termination or change (including an updated Exhibit B) and fully executed Lock-Box Agreements with each new Lock-Box Bank or with respect to each new Lock-Box Account.

(h)  Deposits to Lock-Box Accounts.  The Seller will instruct all Obligors to remit all their payments in respect of Transferred Receivables to Lock-Box Accounts. If the Seller shall receive any Collections directly, it shall immediately (and in any event within two Business Days) deposit the same to a Lock-Box Account. The Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Transferred Receivables, except that, (i) Third Party Payments may be deposited or credited to the Lock-Box Accounts and (ii) prior to the earlier of March 31, 2003 and the implementation of the redirection of payments described in Section 6.06(c) of the Sale Agreement, other cash or cash proceeds which are not Collections of Receivables may be deposited in the Lock-Box Accounts.

(i)  EDS Contribution Agreement.  The Seller will not amend, waive or modify any provision of the EDS Contribution Agreement without the prior consent of the Purchaser or its designee, such consent not to be unreasonably withheld (it being agreed that the Purchaser or its designee may reasonably withhold its consent to any amendment, waiver or modification that would adversely affect the collectibility of any Transferred Receivable or alter generally the characteristics of the outstanding

Transferred Receivables). The Seller will perform all of its obligations under the EDS Contribution Agreement in all material respects and will enforce the EDS Contribution Agreement in accordance with its terms in all material respects.

(j)  Audits.  The Seller will, from time to time during regular business hours as requested by the Purchaser or its assigns, permit the Purchaser, or its agents, representatives or assigns (including independent public accountants, which may be the Collection Agent’s independent public accountants), (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller relating to Transferred Receivables and the Related Security, but not of the Contracts or any part or abstract thereof except as provided in Section 9.06(b), and (ii) to visit the offices and properties of the Seller for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Transferred Receivables and the Related Security or the Seller’s performance hereunder with any of the officers or employees of the Seller having knowledge of such matters.

(k)  Compliance with Assignment of Claims Act.  The Seller hereby agrees that from time to time at the request of and in a manner reasonably requested by the Purchaser or its designee, the Seller will, at its expense, execute and deliver all instruments and documents, including without limitation the Assignment of Claims Documents, and take all further action, that may be necessary or that the Purchaser or its designee may reasonably request, in order to obtain any necessary authorization or approval under, or provide any notice required by, the Assignment of Claims Act, in order to protect, perfect or more fully evidence the U.S. Government Receivables purchased by the Purchaser hereunder, or to enable the Purchaser or its designee to exercise or enforce any of the Seller’s rights hereunder; furthermore, the Seller will, from time to time, upon request by the Purchaser or its designee, promptly provide the Purchaser or its assignee with a written report in reasonable detail as to (1) the actions it has taken under this Section 5.01(k), (2) the authorizations or approvals, if any, that have been obtained or notices, if any, that have been provided and (3) the actions, if any, that have been taken by which U.S. Governmental Obligors, and as to any other details requested by the Purchaser or its designee.

(l)  Further Assurances.

(i)  The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary, or that the Purchaser or its assignee may reasonably request, to perfect or protect the sale and contribution of Receivables under this Agreement, or to enable the Purchaser or its assignee to exercise and enforce its respective rights and remedies under this Agreement. Without limiting the foregoing, the Seller will, upon the request of the Purchaser or its assignee, execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary to perfect, protect or evidence such Transferred Receivables.

(ii)  The Seller authorizes the Purchaser or its assignee to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Transferred Receivables and the Related Security and the Collections with respect thereto.

(iii)  The Seller shall perform and comply in all material respects with all material provisions, covenants and other promises required to be observed by it under the Contracts and its obligations related to the Transferred Receivables to the same extent as if the Transferred Receivables had not been sold or transferred.

(m)  Reporting Requirements.  The Seller will provide to the Purchaser the following:

(i)  as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of EDS, consolidated balance sheets of EDS and its consolidated subsidiaries as of the end of such quarter and statements of income and consolidated statement of cash flows of EDS and its consolidated subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of EDS;

(ii)  as soon as available and in any event within 120 days after the end of each fiscal year of EDS, a copy of the annual report for such year for EDS and its subsidiaries, containing consolidated financial statements for such year audited by KPMG LLP or other nationally recognized independent public accountants;

(iii)  as soon as possible and in any event within three Business Days after the Seller obtains knowledge of the occurrence of each Event of Termination or Incipient Event of Termination, a statement of the chief financial officer of the Seller setting forth details of such Event of Termination or Incipient Event of Termination and the action that the Seller has taken and proposes to take with respect thereto;

(iv)  promptly after the sending or filing thereof, copies of all reports that EDS or the Seller send to any of its respective securityholders, and copies of all Forms 8-K and all periodic reports filed in accordance with Section 13 of the Securities Exchange Act of 1934, as amended, and registration statements that EDS or the Seller or any of their subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

(v)  promptly upon be coming aware thereof, notice of any cancellation or termination for convenience or default of any Approved Government Contract, or the assertion by or on behalf of a U.S. Government Obligor of a dispute that could result in the reduction, cancellation, nonpayment or adverse change in the payment terms of the related U.S. Government Receivables;

(vi)  promptly after the filing or receiving thereof, copies of all reports and notices that EDS or the Seller or any of their Affiliates files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that EDS or the Seller or any of their Affiliates receives from any of the foregoing or from any multiemployer plan (within the meaning of Section

4001(a)(3) of ERISA) to which EDS or the Seller or any of their Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which is reasonably likely, in the aggregate, to result in the imposition of liability on EDS or the Seller and/or any of their Affiliates in excess of $25,000,000;

(vii)  at least 30 days prior to any change in EDS’ or the Seller’s name or EDS’ or the Seller’s state of incorporation or formation, as the case may be, a notice setting forth the new name or state of incorporation or formation as the case may be, and the effective date thereof; and

(viii)  such other information respecting the Transferred Receivables or the condition or operations, financial or otherwise, of EDS and the Seller as the Purchaser may from time to time reasonably request.

Reports and financial statements required to be delivered pursuant to clauses (i), (ii) and (iv) of this Section 5.01(m) shall be deemed to have been delivered on the date on which EDS posts such reports, or reports containing such financial statements, on EDS’ website on the Internet at www.eds.com or when such reports, or reports containing such financial statements, are posted on the Securities and Exchange Commission’s website at www.sec.gov; provided, that EDS shall deliver to the Purchaser paper copies of the reports and financial statements referred to in clauses (i), (ii) and (iv) of this Section 5.01(m), if the Purchaser requests EDS to deliver such paper copies, until written notice to cease delivering such paper copies is given by the Purchaser.

(n)  Separate Conduct of Business.  The Seller will: (i) maintain separate records and books of account from those of the Purchaser; (ii) conduct its business from an office separate from that of the Purchaser (but which may be located in the same facility as the Purchaser); (iii) ensure that all oral and written communications, including without limitation, letters, invoices, purchase orders, contracts, statements and applications, will be made solely in its own name; (iv) have stationery and other business forms and a mailing address and a telephone number separate from those of the Purchaser; (v) not hold itself out as having agreed to pay, or as being liable for, the obligations of the Purchaser; (vi) not engage in any transaction with the Purchaser except as contemplated by this Agreement or as permitted by the Sale Agreement; (vii) continuously maintain as official records the resolutions, agreements and other instruments underlying the transactions contemplated by this Agreement; and (viii) disclose on its annual financial statements (A) the effects of the transactions contemplated by this Agreement in accordance with generally accepted accounting principles and (B) that the assets of the Purchaser are not available to pay its creditors.

SECTION 5.02    Grant of Security Interest.  To secure all obligations of the Seller arising in connection with this Agreement, and each other agreement entered into in connection with this Agreement, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, Indemnified Amounts, payments on account of Collections received or deemed to be received, and any other amounts due the Purchaser hereunder, the Seller hereby assigns and grants to Purchaser a security interest in all of the Seller’s right, title and interest now or hereafter existing in, to and under all Receivables which do not constitute Transferred Receivables, the Related Security and all Collections with regard thereto and, to the extent not included in the foregoing, all proceeds of any and all of the foregoing.

SECTION 5.03    Covenant of the Seller and the Purchaser.  The Seller and the Purchaser have structured this Agreement with the intention that each Purchase of Receivables hereunder be treated as a sale of such Receivables by the Seller to the Purchaser for all purposes and each contribution of Receivables hereunder shall be treated as an absolute transfer of such Receivables by the Seller to the Purchaser for all purposes (except that, in accordance with applicable tax principles, each Purchase and contribution may be disregarded for tax purposes). The Seller and the Purchaser intend each transfer of the Transferred Receivables and the Related Security pursuant to this Agreement to be a true sale or a true conveyance by means of a contribution, as the case may be, by the Seller to the Purchaser, which is and will be absolute and irrevocable and that provides the Purchaser with the full benefits and risks of ownership of the Transferred Receivables and the Related Security. Neither the Seller nor the Purchaser intends the sales and contributions by the Seller to the Purchaser contemplated under this Agreement to be, or to be characterized for any purpose as, a secured or unsecured loan from the Purchaser to the Seller. Nor is it the parties’ intention that the conveyance of the Transferred Receivables and Related Security, any related rights and other property related thereto be deemed a grant of a security interest in the Transferred Receivables and Related Security by the Seller to the Purchaser pursuant to this Agreement as a sale or contribution, as the case may be, of those Transferred Receivables and the Related Security on their separate books and records. Although as a result of generally accepted accounting principles, for financial reporting purposes, the assets, liabilities, results of operations and cash flows of the Purchaser will be consolidated with those of EDS and its other consolidated subsidiaries in the consolidated financial statements of EDS and its consolidated subsidiaries and, as a result, the consolidated financial statements of EDS and its consolidated subsidiaries will continue to reflect the Transferred Receivables and the Related Security on the balance sheet of those consolidated financial statements, if the consolidation of the Purchaser with EDS and its other consolidated subsidiaries were not required by generally accepted accounting principles for financial reporting purposes, the Seller and the Purchaser acknowledge that such consolidated financial statements of EDS and its consolidated subsidiaries would not reflect the Transferred Receivables and the Related Security as assets on the consolidated balance sheet of EDS and its consolidated subsidiaries as a result of the sale or contribution of those Transferred Receivables and the Related Security by the Seller to the Purchaser. In the event that, contrary to the mutual intent of the Seller and the Purchaser, any Purchase or contribution of Receivables hereunder is not characterized as a sale or absolute transfer, the Seller shall, effective as of the date hereof, be deemed to have granted (and the Seller hereby does grant) to the Purchaser a first priority security interest in and to any and all Receivables, the Related Security and the proceeds thereof to secure the repayment of all amounts advanced to the Seller hereunder with accrued interest thereon, and this Agreement shall be deemed to be a security agreement.

ARTICLE VI

ADMINISTRATION AND COLLECTION

SECTION 6.01    Designation of Collection Agent.  The servicing, administration and collection of the Transferred Receivables shall be conducted by such Person (the “Collection

Agent”) so designated hereunder from time to time. Until the Purchaser or its assignee gives notice to the Seller of the designation of a new Collection Agent, EIS is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. EIS agrees that such notice may be given at any time after the occurrence of an Event of Termination or an Incipient Bankruptcy Event of Termination and so long as it shall continue, in the Purchaser’s or assignee’s discretion. Upon EIS’s receipt of such notice, the Seller agrees that it will terminate its activities as Collection Agent hereunder in a manner which the Purchaser (or its designee) believes will facilitate the transition of the performance of such activities to the new Collection Agent, and EIS shall use its best efforts to assist the Purchaser (or its designee) to take over the servicing, administration and collection of the Transferred Receivables, including, without limitation, providing access to and copies of all computer tapes or disks and other documents or instruments that evidence or relate to Transferred Receivables maintained in its capacity as Collection Agent; provided, however, that such documents or instruments (i) shall not include Contracts or any part or abstract thereof or any confidential information of the Seller or any of its Affiliates, but (ii) shall include sufficient information to enable the Purchaser or its designee or a replacement Collection Agent to administer, collect and enforce the Transferred Receivables. The Purchaser at any time after giving such notice may designate as Collection Agent any Person (including itself) to succeed EIS or any successor Collection Agent, if such Person shall consent and agree to the terms hereof. The Collection Agent may, with the prior consent of the Purchaser, subcontract with any other Person for the servicing, administration or collection of Transferred Receivables. Any such subcontract shall not affect the Collection Agent’s liability for performance of its duties and obligations pursuant to the terms hereof, and any such subcontract shall terminate upon designation of a successor Collection Agent.

SECTION 6.02    Duties of Collection Agent.  (a)  The Collection Agent shall take or cause to be taken all such actions as may be necessary or advisable to collect each Transferred Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Purchaser hereby appoints the Collection Agent, from time to time designated pursuant to Section 6.01, as agent to enforce its ownership and other rights in the Transferred Receivables, the Related Security and the Collections with respect thereto. In performing its duties as Collection Agent, the Collection Agent shall exercise the same care and apply the same policies as it would exercise and apply if it owned the Transferred Receivables and shall act in the best interests of the Purchaser and its assignees.

(b)  On or prior to the tenth Business Day of each month, the Collection Agent shall prepare and forward to the Purchaser (i) a Seller Report, relating to all then outstanding Transferred Receivables, and the Related Security and Collections with respect thereto, in each case, as of the close of business of the Collection Agent on the last day of the immediately preceding month, and (ii) if requested by the Purchaser, a listing by Obligor of all Transferred Receivables, together with an aging report of such Transferred Receivables.

(c)  If no Event of Termination or Incipient Event of Termination shall have occurred and be continuing, EIS, while it is the Collection Agent, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Transferred Receivable as EIS deems appropriate to maximize Collections thereof, or otherwise amend or modify other terms of any Transferred Receivable.

(d)  The Seller shall deliver to the Collection Agent, and the Collection Agent shall hold in trust for the Seller and the Purchaser in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Transferred Receivables; provided, however, that such documents or instruments to be held in trust (i) shall not include Contracts or any part or abstract thereof or any confidential information of the Seller or any of its Affiliates, but (ii) shall include sufficient information to enable the Purchase or its assignees or a replacement Collection Agent to administer, collect and enforce the Transferred Receivables.

(e)  The Collection Agent shall, as soon as practicable following receipt (and, in the case of Third Party Payments, within one Business Day following receipt), turn over to the Seller any cash collections or other cash proceeds received with respect to Third Party Payments and any other Receivables not constituting Transferred Receivables, less, in the event the Seller is not the Collection Agent, all reasonable and appropriate out-of-pocket costs and expenses of the Collection Agent of servicing, collecting and administering the Receivables to the extent not covered by the Collection Agent Fee received by it.

(f)  The Collection Agent also shall perform the other obligations of the “Collection Agent” set forth in this Agreement with respect to the Transferred Receivables.

SECTION 6.03    Collection Agent Fee.  The Purchaser shall pay to the Collection Agent, so long as it is acting as the Collection Agent hereunder, a periodic collection fee (the “Collection Agent Fee”) of 0.25% per annum on the average daily aggregate Outstanding Balance of the Transferred Receivables, payable on the twelfth Business Day of each month or such other day during each calendar month as the Purchaser and the Collection Agent shall agree.

SECTION 6.04    Certain Rights of the Purchaser.  At any time following (i) the designation of a Collection Agent other than EIS pursuant to Section 6.01 or (ii) an Event of Termination or an Incipient Bankruptcy Event of Termination which is continuing:

(a)  The Purchaser may give notice of ownership and/or direct the Obligors of Transferred Receivables and any Person obligated on any Related Security, or any of them, that payment of all amounts payable under any Transferred Receivable shall be made directly to the Purchaser or its designee. The Seller hereby agrees to the transfer by EPC to the Agent the exclusive ownership and control of the Lock-Box Accounts maintained by EPC for the purpose of receiving Collections.

(b)  The Seller shall, upon the Purchaser’s request and at the Seller’s expense, give notice of the Purchaser’s ownership to each Obligor of Transferred Receivables and direct that payments of all amounts payable under the Transferred Receivables be made directly to the Purchaser or its designee.

(c)  At the Purchaser’s request and at the Seller’s expense, the Seller and the Collection Agent shall (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Transferred Receivables and Related Security, or that are otherwise necessary or desirable to collect the Transferred Receivables, and shall make the same available to the Purchaser at a place selected by the Purchaser or its designee; provided, however, that such documents, instruments and other records (i) shall not include Contracts or any part or abstract thereof or any confidential information of the Seller or its Affiliates, but (ii) shall include sufficient information to enable the Purchaser or its designee or a replacement Collection Agent to administer, collect and enforce the Transferred Receivables, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Transferred Receivables in a manner acceptable to the Purchaser and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Purchaser or its designee.

(d) The Seller authorizes the Purchaser to take any and all steps in the Seller’s name and on behalf of the Seller that are necessary or desirable, in the determination of the Purchaser, to collect amounts due under the Transferred Receivables, including, without limitation, endorsing the Seller’s name on checks and other instruments representing Collections of Transferred Receivables and enforcing the Transferred Receivables and the Related Security.

SECTION 6.05    Rights and Remedies.  (a)  If either the Seller or the Collection Agent fails to perform any of its obligations under this Agreement, the Purchaser may (but shall not be required to) itself perform, or cause performance of, such obligation, and, if the Seller (as Collection Agent or otherwise) fails to so perform, the reasonable costs and expenses of the Purchaser incurred in connection therewith shall be payable by the Seller as provided in Section 8.01 or Section 9.04 as applicable.

(b)  The Seller shall perform all of its obligations under the Contracts related to the Transferred Receivables to the same extent as if the Seller had not sold or contributed Receivables hereunder, and the exercise by the Purchaser of its rights hereunder shall not relieve the Seller from such obligations or its obligations with respect to the Transferred Receivables or related Contracts. The Purchaser shall not have any obligation or liability with respect to any Transferred Receivables or related Contracts, nor shall the Purchaser be obligated to perform any of the obligations of the Seller thereunder.

(c)  The Seller shall cooperate with the Collection Agent in collecting amounts due from Obligors in respect of the Transferred Receivables.

(d)  The Seller hereby grants to EIS, as the Collection Agent, and to a successor Collection Agent if an Event of Termination or an Incipient Bankruptcy Event of Termination has occurred and is continuing, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Seller all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Seller or transmitted or received by Purchaser (whether or not from the Seller) in connection with any Transferred Receivable.

SECTION 6.06    Transfer of Records to Purchaser.  (a)  Each Purchase and contribution of Receivables hereunder shall include the transfer to the Purchaser of all of the Seller’s right and title to and interest in the records relating to such Receivables and in connection therewith, the Seller agrees to download from its computer system and distribute to Purchaser and its assignees all pertinent data and information in usable form as requested by the Purchaser or its assignees following an Event of Termination or Incipient Bankruptcy Event of Termination; provided, however, that records (i) shall not include Contracts or any part or abstract thereof or any confidential information of the Seller or its Affiliates, but (ii) shall include sufficient information to enable the Purchaser or its designee or a replacement Collection Agent to administer, collect and enforce the Transferred Receivables.

(b)  The Seller shall take such action requested by the Purchaser, from time to time hereafter, that is necessary to ensure that the Purchaser has an enforceable ownership interest in the records described in Section 6.02(a) with the limitations provided therein relating to the Transferred Receivables.

(c)  In recognition of the Seller’s need to have access to the records transferred to the Purchaser hereunder, the Purchaser hereby grants to the Seller the irrevocable right to download, prepare, review and use all pertinent data and information in usable form as requested by the Seller, contained in such records in connection with any activity arising in the ordinary course of the Seller’s business or in performance of its duties as Collection Agent, provided that (i) the Seller shall not disrupt or otherwise interfere with the Purchaser’s use of and access to such records during such period and (ii) the Seller consents to the assignment and delivery of the records described in Section 6.02(a) with the limitations provided therein, to any assignees or transferees of the Purchaser provided they agree to hold such records confidential.

ARTICLE VII

EVENTS OF TERMINATION

SECTION 7.01    Events of Termination.  If any of the following events (“Events of Termination”) shall occur and be continuing:

(a)  The Collection Agent (i) shall fail to perform or observe any term, covenant or agreement under this Agreement (other than as referred to in clause (ii) or (iii) of this subsection (a)) and such failure shall remain unremedied for five Business Days or (ii) shall fail to make when due any payment or deposit to be made by it under this Agreement (unless such payment became due and payable as a result of a deemed Collection under Section 2.04(a), in which case, such payment is not made within three Business Days after the Seller becomes actually aware of the deemed Collection having occurred) or (iii) shall fail to deliver any Seller Report within one Business Day from the date when required; or

(b)  The Seller shall fail to make any payment required under Section 2.04(a) or 2.04(b) for a period of three Business Days; or

(c)  Any representation or warranty made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement or any information or report delivered by the Seller pursuant to this Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered (unless (i) the breach of such representation or warranty arises under the second sentence of Section 4.01(j) and relates solely to specific Transferred Receivables in the aggregate amount of not more than $5,000,000 as to which the Purchaser has not acquired a valid and perfected first priority interest and (ii) the Seller either (A) cures such breach or representation or warranty within two Business Days or (B) repurchases such Transferred Receivables pursuant to Section 2.04(b)); or

(d)  The Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to the Seller by the Purchaser or its assignees; or

(e)  The Seller, EDS or EPC shall fail to pay any principal of or premium or interest on any of its Debt which in the case of the Seller, EDS and EPC is outstanding in a principal amount of at least $50,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)  Any Purchase or contribution of Receivables hereunder or under the EDS Contribution Agreement, the Related Security and the Collections with respect thereto shall for any reason cease to constitute valid and perfected ownership of such Receivables, Related Security and Collections free and clear of any Adverse Claim (unless (i) such defect in creation, perfection or priority relates solely to specific Transferred Receivables in the aggregate amount of not more than $5,000,000 and (ii) the Seller either (A) cures such defect within two Business Days or (B) repurchases such Transferred Receivables pursuant to Section 2.04(b)); or

(g)  The Seller, EDS or EPC shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, EDS or EPC seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, EDS or EPC shall take any corporate or limited liability company action to authorize any of the actions set forth above in this subsection (g); or

(h)  An “Event of Termination” or “Facility Termination Date” shall have occurred under the Sale Agreement, or the Sale Agreement shall cease to be in full force and effect; or

(i)  There shall have occurred any event which is reasonably likely to materially adversely affect the collectibility of the Transferred Receivables or the ability of the Seller to collect Transferred Receivables or otherwise perform its obligations under this Agreement; or

(j)  (i)  EDS shall fail to make any payment required by the Undertaking (Originator) within five Business Days after it is due, or (ii) EDS shall fail to perform or observe any other term, covenant or agreement contained in the Undertaking (Originator) and such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to the Seller by the Purchaser or its designee, or (iii) the Undertaking (Originator) shall be terminated, revoked or declared void or invalid or in any other manner ceases to exist; or

(k)  A default shall occur under the EDS Contribution Agreement, or the EDS Contribution Agreement shall cease to be in full force and effect;

then, and in any such event, the Purchaser may, by notice to the Seller, take either or both of the following actions: (x) declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred) and (y) without limiting any right under this Agreement to replace the Collection Agent, designate another Person to succeed EIS as Collection Agent; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of this Section 7.01, the Facility Termination Date shall occur, EIS (if it is then serving as the Collection Agent) shall cease to be the Collection Agent, and the Purchaser (or its assigns or designees) shall become the Collection Agent. Upon any such declaration or designation or upon such automatic termination, the Purchaser shall have, in addition to the rights and remedies under this Agreement, all other rights and remedies with respect to the Receivables provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01    Indemnities by the Seller.  Without limiting any other rights which the Purchaser may have hereunder or under applicable law, the Seller hereby agrees to indemnify the Purchaser and its assigns and transferees or any of their respective officers, directors, employees or advisors (each, an “Indemnified Party”) from and against any and all damages, claims, losses, liabilities and related costs and expenses (including reasonable attorneys’ fees, but excluding consequential damages incurred by an Indemnified Party (it being agreed that consequential damages payable by an Indemnified Party to a third party are not excluded)) (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by any Indemnified Party arising out of or as a result of this Agreement or the purchase or contribution of any Transferred Receivables or in respect of any Transferred Receivable, including, without limitation, arising out of or as a result of:

(i)  the characterization in any Seller Report or other statement made by the Seller of any Transferred Receivable as an Eligible Receivable which is not an Eligible Receivable as of the date of such Seller Report or statement;

(ii)  any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement, which shall have been incorrect in any material respect when made;

(iii)  the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Transferred Receivable or the related Contract; or the failure of any Transferred Receivable or the related Contract to conform to any such applicable law, rule or regulation;

(iv)  the failure to vest in the Purchaser absolute ownership of the Receivables that are, or that purport to be, the subject of a Purchase from the Seller or contribution by the Seller under this Agreement and the Related Security and Collections in respect thereof, free and clear of any Adverse Claim;

(v)  the failure of the Seller to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction with respect to any Receivables that are, or that purport to be, the subject of a Purchase from the Seller or contribution by the Seller under this Agreement and the Related Security and Collections in respect thereof, whether at the time of any such Purchase or contribution or at any subsequent time;

(vi)  any dispute, claim, offset or defense (including termination for convenience or default by a governmental Obligor, but not including discharge in bankruptcy of an Obligor) of or by the Obligor to the payment of any Receivable that is, or that purports to be, the subject of a Purchase from the Seller or contribution by the Seller under this Agreement (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller acting as Collection Agent);

(vii)  any failure of funds or revenues to be set aside or otherwise appropriated for payment of any U.S. Government Receivable arising out of an Approved Government Contract;

(viii)  any failure to obtain any acknowledgment, authorization or approval under, or provide any notice required by, the Assignment of Claims Act with respect to any Approved Government Contract;

(ix)  the sale or contribution of any Receivable by the Seller in violation of applicable laws;

(x)  any failure of the Seller, as Collection Agent or otherwise, to perform its duties or obligations in accordance with the provisions hereof;

(xi)  any products liability or other claim arising out of or in connection with merchandise or services which are the subject of any Contract;

(xii)  the commingling of Collections of Transferred Receivables by the Seller or a designee of the Seller, as Collection Agent or otherwise, at any time with other funds of the Seller or an Affiliate of the Seller;

(xiii)  any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Purchases or the ownership of Receivables sold or contributed by it, the Related Security, or Collections with respect thereto or in respect of any Receivable, Related Security or Contract;

(xiv)  any failure of the Seller to comply with its covenants contained in this Agreement;

(xv)  any Collection Agent Fees or other costs and expenses payable to any replacement Collection Agent, to the extent in excess of the Collection Agent Fees payable to the Seller hereunder; or

(xvi)  any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Transferred Receivable.

It is expressly agreed and understood by the parties hereto (i) that the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Transferred Receivables and (ii) that nothing in this Section 8.01 shall require the Seller to indemnify any

Person (A) for Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy, or financial inability to pay of the applicable Obligor, (B) for damages, losses, claims or liabilities or related costs or expenses to the extent found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct, or (C) for any income taxes, franchise taxes or any other tax or fee measured by income, capital or the number of shares or other equity interests outstanding incurred by such Person arising out of or as a result of this Agreement or in respect of any Transferred Receivable or any Contract.

SECTION 8.02    Procedures When Litigation or Similar Proceedings Involved.  (a)  In case any suit, proceeding or action is brought or any claim is asserted against any Indemnified Party (and a claim for indemnification in respect thereof may be made by such Indemnified Party against the Seller under Section 8.01 hereof), such Indemnified Party shall promptly give notice of such suit, proceeding, action or claim of which it has notice to the Seller; provided, however, that failure of such Indemnified Party to give such notice shall not relieve the Seller from any of its obligations under the indemnity herein, except to the extent such failure prejudices the defense of such suit, proceeding or action, or the contest of such claim, by the Seller.

(b)  Following receipt by the Seller of any such notice from an Indemnified Party as provided in subsection (a) above, and provided that (i) the Seller shall have acknowledged in writing that, to the extent of the matters of any suit, proceeding, action or other claim for which the Seller wishes to assume the defense as set forth below, Section 8.01 will cover any judgment, settlement, loss, costs or expenses in any suit, proceeding, action or other claim referred to in such notice (provided such acknowledgment shall not be deemed to expand the Seller’s obligations under Section 8.01 hereof), (ii) no Event of Termination or Incipient Event of Termination has occurred and is continuing and (iii) such suit, proceeding, action or other claim does not involve any claim by the Seller against any Indemnified Party or any claim by an Indemnified Party against the Seller, then the Seller shall be entitled to assume control of and conduct the defense of any or all of the matters involved in such suit, proceeding, action or other claim on behalf of such Indemnified Party at the Seller’s own cost and expense with independent counsel reasonably satisfactory to the Agent, and if the Seller shall so assume the defense of any or all of the matters involved in such suit, proceeding, action or other claim, the Seller shall consult with the Agent and such Indemnified Party and shall conduct such defense with due diligence and at its own cost and expense. To the extent of the matters for which the Seller has so assumed the defense, any participation in such defense by the Agent or such Indemnified Party shall be at their sole cost and expense and not subject to indemnification hereunder. Except as otherwise provided in the preceding sentence, nothing in this subparagraph (b) is intended in any way to diminish the obligation of the Seller to pay promptly on demand the legal fees and expenses of any Indemnified Party.

(c)  The Seller shall not be liable for any settlement of or confession of judgment in any action or proceeding without its consent provided that if an Event of Termination or Incipient Bankruptcy Event of Termination shall have occurred and be continuing, the Indemnified Party shall notify the Seller of any proposed settlement but shall not be required to obtain the Seller’s consent.

(d)  The Seller, at its own cost and expense, agrees to assist, at the request of and to the extent reasonably required by the Agent or any Indemnified Party, in any suit, proceeding or other action brought by or against such Indemnified Party relating to any of the transactions contemplated by this Agreement or any of the Receivables, Related Security or any related Contracts and as to which the Seller has any indemnification obligation; provided, that in rendering any such assistance, the Seller shall not be obligated to take any action or provide any information to any party if to do so would be reasonably likely to result in a loss of the attorney-client privilege.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01    Amendments, Etc.  No amendment or waiver of any provision of this Agreement or consent to any departure by the Seller therefrom shall be effective unless in a writing signed by the Purchaser and, in the case of any amendment, also signed by the Seller, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SECTION 9.02    Notices, Etc.  All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and be faxed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

SECTION 9.03    Binding Effect; Assignability.  (a)  This Agreement shall be binding upon and inure to the benefit of the Seller, the Purchaser and their respective successors and assigns; provided, however, that the Seller may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Purchaser. In connection with any sale or assignment by the Purchaser of all or a portion of the Transferred Receivables, the buyer or assignee, as the case may be, shall, to the extent of its purchase or assignment, have all rights of the Purchaser under this Agreement (as if such buyer or assignee, as the case may be, were the Purchaser hereunder) except to the extent specifically provided in the agreement between the Purchaser and such buyer or assignee, as the case may be.

(b)  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Facility Termination Date, when all of the Transferred Receivables are either collected in full or become Defaulted Receivables; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Article IV and the provisions of Article VIII and Sections 9.04, 9.05 and 9.06 shall be continuing and shall survive any termination of this Agreement.

SECTION 9.04    Costs, Expenses and Taxes.  (a)  In addition to the rights of indemnification granted to the Purchaser pursuant to Article VIII hereof, the Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution and delivery of this Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Purchaser withrespect thereto and with respect to advising the Purchaser as to its rights and remedies under this Agreement, and the Seller agrees to pay all reasonable costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the other documents to be delivered hereunder excluding, however, any costs of enforcement or collection of Transferred Receivables which are not paid on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor.

(b)  In addition, the Seller agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes which arise from any payment made by the Seller hereunder or from the execution, delivery and registration of, or otherwise with respect to, this Agreement or the other documents or agreements to be delivered hereunder.

SECTION 9.05    No Proceedings.  The Seller hereby agrees that it will not institute against, or join any other Person in instituting against, the Purchaser any proceeding of the type referred to in Section 7.01(g) so long as there shall not have elapsed one year plus one day since the later of (i) the Facility Termination Date and (ii) the date on which all of the Transferred Receivables are either collected in full or become Defaulted Receivables.

SECTION 9.06    Confidentiality.  (a)  Unless otherwise required by applicable law, each party hereto agrees to maintain the confidentiality of this Agreement in communications with third parties and otherwise; provided that this Agreement may be disclosed to (i) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the other party hereto, (ii) such party’s legal counsel, auditors and other professional advisers and the Purchaser’s assignees, if they agree in each case to hold it confidential, (iii) to rating agencies rating any securities of EDS or the Seller and (iv) to the extent required by applicable law or regulation or by any court, regulatory body or agency having jurisdiction over such party; provided, further, that such party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.

(b)  Notwithstanding anything to the contrary contained in this Agreement, the Purchaser and its assigns shall not have any right to read, review, obtain a counterpart or copy of, or copy or abstract of any of the provisions of, any Contract; provided, however, that in connection with any effort by the Agent or any Collection Agent (which is not EDS or an Affiliate of EDS) to collect any Defaulted Receivable, the Seller shall furnish or obtain from EDS with respect to that Defaulted Receivable and provide to the Agent or such Collection Agent such information concerning the rights and remedies of the Seller or EDS, as the case may be, in connection with the collection of that Defaulted Receivable (which in the case of any Contract that does not contain or impose any limitations on the disclosure, publication, distribution, circulation, copying, abstracting or other dissemination of the Contract and its terms, will include copies of the payment terms or abstracts of the payment terms of that Contract) as shall be necessary for the Agent or such Collection Agent to pursue the collection of that Defaulted Receivable, including to prosecute any legal action to collect that Defaulted Receivable.

SECTION 9.07    GOVERNING LAW.  THIS AGREEMENT SHALL, IN ACCORDANCE WITH Section 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT, PURSUANT TO THE UCC OF THE STATE OF NEW YORK, THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE PURCHASER’S OWNERSHIP OF OR SECURITY INTEREST IN THE RECEIVABLES ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

SECTION 9.08    Third Party Beneficiary.  Each of the parties hereto hereby acknowledges that the Purchaser may assign all or any portion of its rights under this Agreement and that such assignees may (except as otherwise agreed to by such assignees) further assign their rights under this Agreement, and the Seller hereby consents to any such assignments. All such assignees, including parties to the Sale Agreement in the case of assignment to such parties, shall be third party beneficiaries of, and shall be entitled to enforce the Purchaser’s rights and remedies under, this Agreement to the same extent as if they were parties thereto, except to the extent specifically limited under the terms of their assignment; provided, however, that such documents or instruments shall not include any Contracts or any confidential information of the Seller or any of its Affiliates.

SECTION 9.09    Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:	EDS INFORMATION SYSTEMS L.L.C.

	By:	/S/ SCOTT J. KRENZ
Title: Scott J. Krenz, Treasurer

5400 Legacy Drive H1-3A-93 Plano, Texas 75024

Attention: Anthony C. Glasby Facsimile No.: (972) 605-8640

PURCHASER:	LEGACY RECEIVABLES LLC

	By:	/S/ SCOTT J. KRENZ
Title: Scott J. Krenz, Treasurer

5400 Legacy Drive H1-3A-93 Plano, Texas 75024

Attention: Anthony C. Glasby Facsimile No.: (972) 605-8640

EXHIBIT A

CREDIT AND COLLECTION POLICY

A-1

EXHIBIT B

LOCK-BOX BANKS

B-1

EXHIBIT C

FORM OF

DEFERRED PURCHASE PRICE NOTE

New York, New York

December     , 200_

FOR VALUE RECEIVED, LEGACY RECEIVABLES LLC, a Delaware limited liability company (the “Purchaser”), hereby promises to pay to EDS INFORMATION SYSTEMS L.L.C., a Delaware limited liability company (the “Seller”), the principal amount of this Note, determined as described below, together with interest thereon at a rate per annum equal at all times to 2.25% per annum above the Eurodollar Rate (as defined in the Sale Agreement) for periods of one month, in each case in lawful money of the United States of America. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Purchase and Contribution Agreement dated as of December 27, 2002 between the Seller and the Purchaser (such agreement, as it may from time to time be amended, restated or otherwise modified in accordance with its terms, the “Purchase and Contribution Agreement”). This Note is the note referred to in the definition of “Deferred Purchase Price” in the Purchase and Contribution Agreement.

The aggregate principal amount of this Note at any time shall be equal to the difference between (a) the sum of the aggregate principal amount of this Note on the date of the issuance hereof and each addition to the principal amount of this Note pursuant to the terms of Section 2.02 of the Purchase and Contribution Agreement minus (b) the aggregate amount of all payments made in respect of the principal amount of this Note, in each case, as recorded on the schedule annexed to and constituting a part of this Note, but failure to so record shall not affect the obligations of the Purchaser to the Seller.

The entire principal amount of this Note shall be due and payable one year and one day after the Facility Termination Date or such later date as may be agreed in writing by the Seller and the Purchaser. The principal amount of this Note may, at the option of the Purchaser, be prepaid in whole at any time or in part from time to time. Interest on this Note shall be paid in arrears on each Settlement Date, at maturity and thereafter on demand. All payments hereunder shall be made by wire transfer of immediately available funds to such account of the Seller as the Seller may designate in writing.

Notwithstanding any other provisions contained in this Note, in no event shall the rate of interest payable by the Purchaser under this Note exceed the highest rate of interest permissible under applicable law.

The obligations of the Purchaser under this Deferred Purchase Price Note are (a) subordinated in right of payment, to the extent set forth in Section 2.03(c) of the Purchase and Contribution Agreement, to the prior payment in full of all Capital, Yield, Fees and other obligations of the Purchaser under the Sale Agreement, and (b) do not constitute a claim against the Purchaser to the extent that the funds of the Purchaser are insufficient to make all payments required to be made by and fulfill all other obligations of the Purchaser under the Sale Agreement.

Notwithstanding any provision to the contrary in this Deferred Purchase Price Note or elsewhere, other than with respect to payments specifically permitted by Section 2.03(c) of the Purchase and Contribution Agreement, no demand for any payment may be made hereunder, no payment shall be due with respect hereto and the Seller shall have no claim for any payment hereunder prior to the occurrence of the Facility Termination Date and then only on the date, if ever, when all Capital, Yield, Fees and other obligations owing under the Sale Agreement shall have been paid in full.

In the event that, notwithstanding the foregoing provision limiting such payment, the Seller shall receive any payment or distribution on this Deferred Purchase Price Note which is not specifically permitted by Section 2.03(c) of the Purchase and Contribution Agreement, such payment shall be received and held in trust by the Seller for the benefit of the entities to whom the obligations are owed under the Sale Agreement and shall be promptly paid over to such entities.

The Purchaser hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.

Neither this Note, nor any right of the Seller to receive payments hereunder, shall, without the prior written consent of the Purchaser and (so long as the Sale Agreement remains in effect or any amounts remain outstanding thereunder) the Agent under the Sale Agreement, be assigned, transferred, exchanged, pledged, hypothecated, participated or otherwise conveyed.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

LEGACY RECEIVABLES LLC

By:
Title:

SCHEDULE TO DEFERRED PURCHASE PRICE NOTE

Date	Addition to Principal Amount	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT D

FORM OF PURCHASER LOAN NOTE

New York, New York

$	, 200

FOR VALUE RECEIVED, EDS Information Services L.L.C., a Delaware limited liability company (the “Company”), hereby promises to pay to Legacy Receivables LLC, a Delaware limited liability company (the “Lender”), no later than twelve (12) months from the date hereof or on demand if sooner made, the principal sum of $100,000,000 Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Purchaser Loans made by the Lender to the Company under the Purchase and Contribution Agreement referred to below), and to pay on each Settlement Date interest on the unpaid principal amount of the Purchaser Loans at a rate per annum equal at all times to 1% per annum above the Eurodollar Rate (as defined in the Sale Agreement) for periods of one month, in each case in lawful money of the United States of America and in immediately available funds.

The date and amount of each Purchaser Loan made by the Lender to the Company from the date hereof until the repayment of all sums due hereunder, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof.

This Note is the Purchaser Loan Note referred to in the Purchase and Contribution Agreement (as amended, restated or otherwise modified from time to time, the “Purchase and Contribution Agreement”) dated as of December 27, 2002 between the Company and the Lender, as the Seller and the Purchaser, respectively, and evidences Purchaser Loans made by the Lender thereunder. Capitalized terms used in this Note and not defined herein have the respective meanings assigned to them in the Purchase and Contribution Agreement.

The principal amount of this Note may, at the option of the Company, be prepaid in whole at any time or in part from time to time.

Notwithstanding any other provisions contained in this Note, in no event shall the rate of interest payable by the Company under this Note exceed the highest rate of interest permissible under applicable law.

The Company hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever with respect to this Note.

In the event the Lender shall refer this Note to an attorney for collection, the Company agrees to pay, in addition to unpaid principal and interest, all the costs and expenses incurred in attempting or effecting collection hereunder, including reasonable attorney’s fees, whether or not suit is instituted.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EDS INFORMATION SERVICES L.L.C.

By:
Title:

SCHEDULE TO PURCHASER LOAN NOTE

Date	Amount of Purchaser Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By